Plantronics, Inc.

Executive Incentive Plan

The purpose of the Plantronics, Inc. Executive Incentive Plan (“EIP” or the “Plan”) is to focus participants on achieving company-wide financial performance goals as well as product group, segment, or functional objectives and individual performance goals by providing the opportunity to receive quarterly and annual cash payments based on performance.

Administration

The EIP will be administered by the Compensation Committee of the Board of Directors for the CEO and certain of his direct reports and other selected participants (“Participants”). An Administrative Committee designated by the Compensation Committee will administer the EIP for all other employees in the plan.  The Administrative Committee will initially include the CEO and CFO of Plantronics.  The Administrative Committee is authorized to interpret the Plan and to adopt such rules and regulations as it may from time to time deem necessary for the effective operation of the Plan.  Any determination, interpretation, construction or other action made or taken pursuant to the provisions of the Plan by or on behalf of the Compensation Committee shall be final, conclusive and binding.  The Administrative Committee shall approve all matters concerning eligibility of other employees.  Amendment or termination of the Plan and all matters concerning eligibility of Participants shall require the approval of the Compensation Committee.

Participation

Participants for the EIP will be approved by the Compensation Committee. Participants shall be documented on Schedule A to this EIP.   Schedule A will be reviewed and edited as appropriate at least annually by the Compensation Committee. The Compensation Committee will select Plan participants based on specific criteria, including: employees who can have a significant impact on business performance and shareholder value creation through their actions or decisions; employees with consistent outstanding performance and contributions to the Company; and reference to competitive market pay practices.  The Administrative Committee will notify those deemed participants in the plan upon final determination of eligibility.  The Compensation Committee reserves the right to remove any Plan participant from the Plan at any time.  Plan participation in one year does not guarantee participation in subsequent years.

Highlights and Overview of the Plan

The highlights of the Plan are as follows:

•	Each participant will be assigned a target award opportunity (as a % of base salary)
•	A portion of this award opportunity (currently one-half) will be tied to achieving Annual Corporate Financial Performance and be paid annually
•	The remaining portion of the award opportunity (currently one-half) will be tied to achieving Product Group/Segment or Functional Goals and will be paid quarterly
•
The actual award earned for each quarter will be determined as soon as practical after the end of each fiscal quarter and will range between zero and one times (0x – 1x) the opportunity for the portion of the plan tied to Product Group/Segment or Functional Goals

•
The actual award earned for the annual portion will be determined as soon as practical after the end of each fiscal year and will range between zero and two times (0x – 2x) the opportunity for the portion of the plan tied to Annual Corporate Financial Performance, as follows (shown for FY 2008, subject to adjustment in future years):

Performance Factor	Weight	Payout Range	Payout Frequency
Annual Corporate Financial Performance (Includes AEG and Clarity)	50%	0%-200%	Annual
Product Group/Segment or Functional Goals	50%	0%-100%	Quarterly

Note: Payouts on the quarterly incentives will be capped if the Annual Corporate Financial Performance is below target.

So, for example, an individual might earn the following award of $21,500 if corporate performance is greater than the individual portion linked to Product Group/Segment or Functional Goals:

      Target award:

Salary $100,000	x	Target award 20%	=	Target Award Value $20,000

Actual award earned:

Product Group Portion $10,000	x	Avg. Results (paid quarterly) 95%	=	Award Earned (full-year) $9,500

Corporate Portion $10,000	x	Final Results (paid annually) 120%	=	Award Earned $12,000

However, if corporate performance is less than the individual portion, the final result will be adjusted so that the total amount earned is no higher than as if the entire plan were tied to corporate performance alone:

Actual award:

Product Group Portion $10,000	x	Avg. Results (paid quarterly) 95%	=	Award Earned $9,500

Corporate Portion $10,000	x	Final Results (paid annually) 80%	=	Award Earned $8,000 - $1,500 = $6,500

Note that the total payout is $16,000, or 80% of the total award opportunity for the year.

Specific Plan Mechanics

Opportunity levels
The Compensation Committee shall determine appropriate total target award opportunities for the CEO and Participants.  The Administrative Committee shall determine appropriate total target award opportunities for all other employees in the Plan.  Opportunity levels are determined individually for each participant and are communicated to each participant separately.

The total target award opportunity will be expressed as a percentage of Base Salary.  Base Salary will be calculated as a participant’s regular wages earned during the fiscal year, before any deferrals (such as deferrals into the 401(k) plan).  The minimum payable will be zero based on significant underperformance across all measurement dimensions, and the maximum payable will be 1x for the portion tied to Quarterly Product Group/Segment or Functional Goals and 2x for the portion tied to Annual Corporate Financial Performance.

Performance Measures and Goals
Specific financial and operational performance measures shall be defined for each participant.  The Compensation Committee will be responsible for approving performance objectives for the Annual Corporate Financial Performance portion of the plan for all participants.  The objectives will be based on the Company’s strategic operating plan, prior year performance, and external market expectations for performance, among other factors which may be considered by the Compensation Committee, in its discretion.

The Administrative Committee shall determine appropriate performance objectives for Product Group/Segment or Functional Goals, including individual MBOs, for participants in the Plan, with the Compensation Committee to approve the same for the CEO and Participants.  Examples of performance objectives that might be included in this portion of the plan include:

•	Operating Income
•	Working capital efficiency metrics
•	Market share
•	Individual MBOs

All approvals for all performance measures and goals will be made within ninety (90) days after the beginning of the fiscal year.

See Appendix A for the current Annual Corporate Financial Performance objectives and the measures to be included for each Product Group/Segment or Functional Goals.  Specific performance targets for the Product Group/Segment or Functional Goals will be communicated to each individual separately.

Calculation of Awards
The Compensation Committee will determine quarterly and annual awards earned for the CEO, and annual awards for all other Participants. The Administrative Committee will determine the quarterly awards for all other Participants, and the Administrative Committee will determine awards earned for all other employees.  Awards earned will be based on actual performance relative to pre-established performance goals.

Performance against Product Group/Segment or Functional Goals will be determined quarterly.  Up to ¼ the total annual opportunity for this portion (currently ½ of the total target award opportunity for each individual) may be earned each quarter.

Performance against Annual Corporate Financial Performance objectives will be determined annually.  The Compensation Committee will establish minimum performance goals for each performance measure, which will earn 0.5x of the target award opportunity assigned to that measure, target performance goals, which will earn 1.0x of the target opportunity, and maximum goals, which will earn 2.0x the target award opportunity for that measure.  Performance below the minimum goal will result in zero payout for that measure.  Performance between discrete performance levels will be interpolated on a straight line basis.

To the extent that more than one measure is used for the Annual Corporate Financial Performance portion of the plan, each measure will be assigned a specific weight and the final performance calculation will be determined as a weighted-average of the payouts earned for each goal.  For example:

Measure	Weight	Payout Earned (Illustrative)	Weighted Payout
GAAP EPS	75%	120%	90%
Asset Utilization	25%	80%	20%
Total Payout Earned (as a % of target award value for this portion of the plan)			110%

Year-End True-Up for Corporate Performance
If the weighted-average payout calculated against all Annual Corporate Financial Performance objectives is less than the average quarterly payout earned for an individual participant on his or her Product Group/Segment or Functional Goals, then the final annual payout – including the annual payment on the Annual Corporate Financial Performance portion of the plan and the last quarterly payment on the Product Group/Segment or Functional Goals portion of the plan – will be reduced as needed so that the total award paid for all performance goals on all measures during the year is no more than the weighted-average payout calculated for Annual Corporate Financial Performance.  So, for example:

If the total target award is:	$20,000
And if the amount earned for each of the quarters is 90% of goal:	$9,000
And if the Corporate Financial Performance is only 70% of goal:	$7,000
The final year-end payout will be reduced so that the total payout is no more than 70% x $20,000 =	$14,000 max total payout for the year

In this example, the final year-end payout would be reduced by $2,000, and only $5,000 would be paid for the Annual Corporate Financial Performance portion of the plan, instead of $7,000.  However, in no circumstances will a participant be required to repay any quarterly incentive previously paid due to this annual true-up provision of the plan (i.e., if annual performance were zero, the most that the participant would lose would be ¼ of his or her award opportunity for the Product Group/Segment or Functional portion of the plan for the last quarter and all of the award opportunity for the Annual Corporate Financial Performance portion of the plan).

Distribution of awards
Calculations, performance evaluations, and payouts will be determined as soon as practical after the close of each quarter, with an objective of payouts occurring within 2 weeks of quarterly financial results being made public.  For final year-end awards, in no case will payouts occur more than 2 ½ months after the close of the fiscal year.

All awards will be distributed in cash or credited at the participant’s direction to a deferral plan (such as a 401(k) plan), as allowable under the terms of such deferral plan, if any.

Other Administrative Guidelines

Acquisitions or Divestitures
The performance objectives established for the Company as a whole or for each Product Group or Segment may be adjusted upward or downward as appropriate to eliminate the effects of acquisitions and divestitures, to the extent that the impact of such acquisitions or divestitures were not included in setting the original goals at the beginning of the year.  The Compensation Committee will have discretion to make such adjustments as needed based on the circumstances of each case.  In general, the adjustment will work as follows:

•
For an acquisition, the Compensation Committee will adjust the performance goals as needed to incorporate the impact of the full-year financial projections for the acquired Company, as presented in the base-case scenario presented to the Board of Directors upon approval of such acquisition.

•
For a divestiture, the Compensation Committee will adjust the performance goals as needed to eliminate the impact of the full-year financial projections for the divested operations, as including in the business operating plan presented to the Board of Directors at time that the original goals were established at the beginning of the year.

•
To the extent that an acquisition occurs late in the year, the Compensation Committee may choose to completely exclude the financial results for the remainder of the year for such operation for the purposes of determining the performance outcomes.

•	To the extent that discrete financial impact of an acquisition or divestiture cannot be determined, the Compensation Committee may choose not to make any adjustments to goals or results for the year.

Impact of One-Time Results
The Compensation Committee may approve adjustments to the calculations of performance results to eliminate the impact of one-time items that may accrue to the benefit or detriment of participants but which do not reflect underlying business performance.  This includes the one-time impact of items which may not be defined as “extraordinary items” from an accounting standpoint, such as the gain or loss on the sale of a business or other asset, an insurance settlement or legal settlement from prior periods, or impairment charges for assets or other accounts.  This is not intended to include adjustments for changes in business conditions such as an unexpected increase or decrease in input costs, or greater or lesser demand for the Company’s products.  It is also not intended to protect participants from the impact of unexpected operational difficulties, such as a temporary plant closing.

Claw-Back Provisions for Restatements
The Compensation Committee maintains the right to require any participant to repay to the Company any amounts earned under the Plan in the case of a material financial restatement of results for prior years.  It is not the Company’s policy to automatically require such repayments in the case of a restatement of results (except for select Officers as may be required under various laws and regulations).  However, the Compensation Committee will evaluate the facts and circumstances of each case and may require repayment from select individuals who received undue awards based on a material and intentional or negligent misrepresentation of financial results.

Forfeiture of awards
In general, a participant will forfeit any unpaid EIP award or any EIP award not credited to the participant under a deferred compensation account upon termination of employment.  Forfeiture will not occur as a result of death or termination due to disability or retirement.  In any such event, a participant’s remaining unpaid EIP award will be payable based on actual performance relative to objectives, pro-rated for the number of whole pay periods for the fiscal year that elapsed before the termination of the participant’s employment.

Forfeiture will occur as a result of any other termination of employment without regard to the reason unless the Compensation Committee decides otherwise in their discretion in special circumstances for a Participant.

Absence of a participant on approved leave will not be considered a termination of employment during the period of such leave.  However, participants who incur a paid (other than vacation) or unpaid leave of absence during the fiscal year will not receive credit for EIP award purposes for the time representing the leave, and actual awards will be pro-rated for the number of whole pay periods for the fiscal year that occur before and/or after such leave.  Exceptions, if any, must be approved by the Compensation Committee for the CEO and Participants.

New Hire/Change of Responsibility
At its discretion, the Compensation Committee may apply the foregoing terms, including without limitation the performance objectives, to make EIP awards to persons such as new employees or those undergoing a change of responsibility during a fiscal year.

For new employees, target EIP award opportunity will be based on the participant’s Base Salary, pro-rated based on the number of whole pay periods for the fiscal year during which the employee was a participant.

If a participant is employed in multiple positions during a fiscal year (i.e. change of responsibility) including changes which result in a change of opportunity levels, the participant’s EIP award will be pro-rated as of the first whole pay period in which the event occurs, in accordance with actual time and performance results in each position and the opportunity levels associated with each position.

No Guarantee of Employment
The Plan shall not confer upon any participant any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate any participant’s employment at any time.

Withholding Taxes
The Company shall have the right to withhold from payments or otherwise or to cause the participant (or the executor or administrator of his or her estate or his or her distributee) to make payment of any federal, state, local, or foreign taxes required to be withheld with respect to the distribution of any awards.

Amendment and Discontinuance of the Plan
The Compensation Committee, may amend, alter, suspend or discontinue the Plan, as it shall from time to time consider desirable, without any requirement to compensate participants for any award opportunity not yet paid.  Participation in the plan does not confer any rights to payments to any employee or individual.

SCHEDULE A
EXECUTIVES ELIGIBLE FOR THE FY08 EIP

Name of Executive	Job Title
Ken Kannappan	President and Chief Executive Officer
Barbara Scherer	SVP – Finance and Administration and Chief Financial Officer
Don Houston	SVP – Sales
Gary Savadove	President & CEO, Audio Entertainment Group
Philip Vanhoutte	Managing Director Europe, Middle East and Africa
Carsten Trads	President, Clarity
Renee Niemi	VP/General Manager, Mobile and Entertainment
Chuck Yort	VP/General Manager, Business Solutions
Joyce Shimizu	VP/General Manager, Home and Home Office
Jim Sotelo	VP, Product Development and Technology
Barry Margerum	VP, Strategy and Business Development